G. DAVID GORDON & ASSOCIATES, P.C.

                               One Memorial Place
                         7633 East 63rd Place, Suite 210
                                 Tulsa, OK 74133

                                                      Telephone: (918) 254-4997
                                                      Facsimile: (918) 254-2988



                                 August 5, 2002



Virilitec Industries, Inc.
236 Broadway Avenue, Suite 201
Brooklyn, NY   11211

                Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel for Virilitec Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about August 5, 2002 (the "REGISTRATION STATEMENT").

     The Registration Statement covers the registration of shares of common stock, $0.08 par value per share, of the Company (the "SHARES"), which are issuable by the Company pursuant to its Virilitec Industries, Inc. 1998 Stock Option Plan (the "PLAN").

     We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options or awards pursuant to the Plan and against the payment of the purchase price therefor, as specified in such Plan or documents governing such awards, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.




                                        Very truly yours,

                                        /s/G. DAVID GORDON & ASSOCIATES, P.C.

                                        G. David Gordon